Exhibit 8.1
Subsidiaries of Azul S.A.
The following chart lists each of our subsidiaries which we owned, directly or indirectly, as of December 31, 2021:

Entities	Country of incorporation

Azul Linhas Aéreas Brasileiras S.A. (ALAB)	Brazil
IntelAzul S.A. (formerly TudoAzul S.A.)	Brazil
Azul Conecta Ltda. (formerly TwoTaxi Aéreo Ltda.) (a)	Brazil
ATS Viagens e Turismo Ltda.	Brazil
Cruzeiro Participações S.A	Brazil
Azul Investments LLP	USA
Azul SOL LLC	USA
Azul Finance LLC	USA
Azul Finance 2 LLC	USA
Blue Sabiá LLC	USA
Canela Investments LLC (Canela)	USA
Canela Turbo Three LLC	USA
Azul Saíra LLC (b)	USA

(a)Subsidiary acquired on May 14, 2020.
(b)Subsidiary incorporated on December 7, 2020.